Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President, COO & CFO

(434)773-2274

farrarj@amnb.com

AMERICAN NATIONAL BANKSHARES

REPORTS FIRST QUARTER EARNINGS

Danville, VA, April 23, 2020 – American National Bankshares Inc. (NASDAQ: AMNB) (“American National” or the “Company”) today reported first quarter 2020 earnings of $8.5 million, or $0.77 per diluted common share. Those results compare to net income of $6.0 million, or $0.69 per diluted common share, during the same quarter in the prior year, and net income of $7.4 million, or $0.67 per diluted common share, recognized for the fourth quarter of 2019.

President and Chief Executive Officer Jeffrey V. Haley commented, “We are certainly pleased with the first quarter results, but have now entered unprecedented times in our nation with the onset of a global pandemic and resulting economic impacts. Our priorities have shifted somewhat to maintaining our high level of care for our customers, communities and our employees during this challenging time.”

“We have taken comprehensive steps to help each of these constituencies. For our customers, we’ve suspended foreclosures and provided payment deferrals, among other actions. Starting in March and continuing into last week, we have provided payment deferral assistance to over 450 customers with approximately $200 million in loan balances outstanding. In addition, we are pleased to be one of approximately 5,000 financial institutions who successfully implemented the SBA’s Paycheck Protection Program, in order to assist our small business customers. For our employees, we’ve enabled approximately 65% of our workforce to work remotely. We have made certain accommodations to employees whose roles require them to come into the office, and have taken significant actions to help ensure their safety. We continue to provide financial support to our communities and maintain banking hours at branches throughout our footprint.

“I’m incredibly proud of the efforts our employees are making across American National to support our customers and each other. We will come out of this together and stronger.”

First quarter 2020 highlights include:

●	Earnings produced a return on average assets of 1.37% for the first quarter of 2020, compared to 1.20% in the previous quarter and 1.29% for the same quarter in the prior year.

●	Net loans receivable increased $24.1 million for the quarter, or 5.3% annualized.

●	Net interest margin was 3.52% for the quarter, down from 3.62% in the fourth quarter of 2019 and up from 3.50% in the same quarter of the prior year (non-GAAP).

●

Noninterest revenues increased $629 thousand, or 16.3%, when compared to the previous quarter, and increased $1.0 million, or 30.3%, to $4.5 million from $3.5 million in the same quarter in the prior year.

●	The first quarter provision for loan losses totaled $953 thousand, which compares to a provision of $462 thousand for the previous quarter, and $16 thousand in the same quarter in the prior year.

●	Nonperforming assets as a percentage of total assets remained level at 0.16% at March 31, 2020, compared with 0.15% at December 31, 2019, and up from 0.10% at March 31, 2019.

●	Annualized net charge-offs were 0.01% for the first quarter of 2020, compared to zero for the corresponding quarter in the prior year and down from 0.02% for the fourth quarter of 2019.

NET INTEREST INCOME

Net interest income for the first quarter of 2020 was $20.0 million, a decrease of $529 thousand, or 2.59%, from the prior quarter and an increase of $4.9 million, or 32.2%, from the first quarter of 2019. The year-over-year growth was positively impacted by higher earning asset balances and overall higher loan yields in large part associated with the Hometown Bankshares (“HomeTown”) acquisition which was consummated on April 1, 2019. The quarter-over-quarter decrease in net interest income was principally the result of lower yields on assets associated with the recent decreases in short term rates and market pricing pressure in the commercial portfolio offset in part by a decrease in funding costs. The fully taxable equivalent (“FTE”) net interest margin for the quarter was 3.52%, down from 3.62% in the prior quarter and up from 3.50% in the same period a year ago (non-GAAP).

The Company’s FTE net interest margin includes the impact of acquisition accounting fair value adjustments. During the first quarter of 2020, net accretion related to acquisition accounting amounted to $957 thousand, compared to $255 thousand for the same period in 2019 and $1.1 million in the prior quarter. Estimated remaining net accretion from acquisitions for the periods indicated is as follows (dollars in thousands):

For the remaining nine months of 2020 (estimated)	$1,712
For the years ending (estimated):
2021	1,769
2022	1,144
2023	695
2024	375
2025	276
Thereafter	1,165

ASSET QUALITY/LOAN LOSS PROVISION

Nonperforming assets (“NPAs”) totaled $4.0 million as of March 31, 2020, up from $3.6 million at December 31, 2019 and up from $2.0 million at March 31, 2019. NPAs as a percentage of total assets were 0.16% at March 31, 2020, which compares to 0.15% at December 31, 2019 and 0.10% at March 31, 2019.

The provision for loan losses was $953 thousand for the first quarter of 2020, as compared to $462 thousand for the previous quarter and $16 thousand for the same period in the previous year. The increase over the prior periods is a direct result of early stage declines in economic factors associated with increases in unemployment claims and a decrease in retail sales in the wake of the COVID-19 Pandemic. It also reflects $197 thousand in impairments recorded during the quarter, compared to $218 thousand in the prior quarter and $15 thousand in the same quarter of prior year. The allowance for loan losses was $14.1 million at March 31, 2020, compared to $13.2 million at December 31, 2019 and $12.8 million at March 31, 2019. Annualized net charge-offs as a percentage of average loans outstanding was 0.01% for the first quarter of 2020, compared to 0.02% in the previous quarter and none for the same period in the prior year. The allowance as a percentage of loans held for investment was 0.76% at March 31, 2020, compared to 0.72% at December 31, 2019 and 0.94% at March 31, 2019.

American National continues to use an incurred loss model for its allowance methodology and has not implemented the new current expected credit losses standard (CECL). CECL incorporates an estimation of expected losses over the life of the loans instead of the current model which is an incurred loss model. The CECL implementation guidance was amended in October 2019 allowing for the deferral of CECL for smaller reporting companies. American National qualified under this amendment and elected to defer the implementation until January 2023.

DISASTER ASSISTANCE AND PAYCHECK PROTECTION PROGRAMS

American National has implemented a Disaster Assistance Program (DAP) and is participating in the Paycheck Protection Program (“PPP”) initiated by the U.S. Treasury on April 3, 2020. At March 31, 2020, American National has provided interest only and payment deferrals to over 450 customers on loan balances of approximately $200 million. With respect to the PPP program, American National has to date processed with U.S. Small Business Administration approval 1,321 applications for loans in excess of $228 million, representing 96% of applications received prior to the Treasury initial funding allocation of $349 billion reaching capacity and all of which occurred subsequent to March 31, 2020. From a funding perspective, the Company expects to utilize core and wholesale funding for liquidity needs related to the DAP loan program, and both the Federal Reserve discount window and newly created Payroll Protection Program Lending Facility for the PPP program.

NONINTEREST INCOME

Noninterest income increased $629 thousand to $4.5 million for the quarter ended March 31, 2020 from $3.9 million in the prior quarter and increased $1.0 million from the same period in the prior year. The first quarter of 2020 benefitted from gains on the sale of securities of $814 thousand, partially offset by a $188 thousand decrease in mortgage banking income from the prior quarter. The improvement from the prior quarter was also attributable to losses of $309 thousand in the fourth quarter of 2019 related to the write-down of premises and equipment in connection with an ATM replacement initiative. Increases in service charges on deposits, other fees and commissions, mortgage banking fees and securities gains primarily accounted for the increase over the same period in the prior year.

NONINTEREST EXPENSE

Noninterest expense for the first quarter of 2020 amounted to $13.3 million, down $1.7 million, or 11.3%, when compared to the $15.0 million for the previous quarter and up $2.4 million, or 22.0%, when compared to the same period in the previous year. The change as compared to the previous quarter was driven by reduced corporate incentive and stock compensation expense in the first quarter of 2020 while the fourth quarter of 2019 reflected merger costs of $460 thousand, incentive compensation costs associated with establishing the Raleigh, North Carolina loan production office, and additional other professional fees and data processing costs. The increase from the same period in the prior year is primarily related to the acquisition of HomeTown.

INCOME TAXES

The effective tax rate for the three months ended March 31, 2020 was 15.7%, compared to 15.6% for the prior quarter and 20.7% for the same period in the prior year. The decreased rates for the quarters ended March 31, 2020 and December 31, 2019 compared to the rates for the three months ended March 31, 2019 are a result of tax benefits recognized during both periods. As a result of the enactment of the CARES Act in the first quarter of 2020, the Company recognized a tax benefit for the net operating loss (‘NOL’) five-year carryback provision for the NOL acquired in the HomeTown merger.  An income tax benefit was realized for the difference between the current corporate income tax rate of 21% and the higher federal corporate tax rate of 35% prior to 2018. The lower effective tax rate in the fourth quarter of 2019 was primarily due to a change in the future effective rate assumption related to state apportionments which was prompted by the HomeTown acquisition.

ABOUT AMERICAN NATIONAL

American National is a multi-state bank holding company with total assets of approximately $2.5 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $728 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about American National and American National Bank is available on American National's website at www.amnb.com.

NON-GAAP FINANCIAL MEASURES

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States (“GAAP”). American National’s management uses these non-GAAP financial measures in its analysis of American National’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of American National’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. For a reconciliation of non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

FORWARD-LOOKING STATEMENTS

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. American National intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. American National’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of American National include but are not limited to: (1) the impacts of the ongoing COVID-19 pandemic; (2) expected revenue synergies and cost savings from the recently completed merger with HomeTown may not be fully realized or realized within the expected timeframe; (3) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (4) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in American National’s market areas; (5) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (6) accounting principles, policies, and guidelines; and (7) other risk factors detailed from time to time in filings made by American National with the Securities and Exchange Commission. American National undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

American National Bankshares Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
Unaudited

	March 31
	2020	2019
Assets
Cash and due from banks	$39,602	$28,912
Interest-bearing deposits in other banks	69,968	41,949

Equity securities, at fair value	-	2,069
Securities available for sale, at fair value	342,769	324,289
Restricted stock, at cost	8,682	5,299
Loans held for sale	2,666	1,252

Loans, net of unearned income	1,854,928	1,360,063
Less allowance for loan losses	(14,065)	(12,806)
Net Loans	1,840,863	1,347,257

Premises and equipment, net	39,632	26,663
Other real estate owned, net	984	646
Goodwill	85,048	43,872
Core deposit intangibles, net	7,301	871
Bank owned life insurance	27,970	19,047
Accrued interest receivable and other assets	29,580	26,278

Total assets	$2,495,065	$1,868,404

Liabilities
Demand deposits -- noninterest-bearing	$567,772	$425,579
Demand deposits -- interest-bearing	343,291	242,802
Money market deposits	524,234	379,668
Savings deposits	181,564	135,289
Time deposits	453,806	376,452
Total deposits	2,070,667	1,559,790

Customer repurchase agreements	42,114	35,945
Subordinated debt	7,513	-
Junior subordinated debt	28,054	27,953
Accrued interest payable and other liabilities	23,424	15,243
Total liabilities	2,171,772	1,638,931

Shareholders' equity
Preferred stock, $5 par, 2,000,000 shares authorized, none outstanding	-	-
Common stock, $1 par, 20,000,000 shares authorized, 10,957,502 shares outstanding at March 31, 2020 and 8,756,569 shares outstanding at March 31, 2019	10,898	8,705
Capital in excess of par value	153,817	78,738
Retained earnings	157,064	145,351
Accumulated other comprehensive income (loss), net	1,514	(3,321)
Total shareholders' equity	323,293	229,473

Total liabilities and shareholders' equity	$2,495,065	$1,868,404

American National Bankshares Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share data)
Unaudited

	Three Months Ended
	March 31
	2020	2019
Interest and Dividend Income:
Interest and fees on loans	$21,321	$15,638
Interest and dividends on securities:
Taxable	2,037	1,821
Tax-exempt	112	287
Dividends	132	84
Other interest income	264	266
Total interest and dividend income	23,866	18,096

Interest Expense:
Interest on deposits	3,312	2,472
Interest on short-term borrowings	129	172
Interest on subordinated debt	122	-
Interest on junior subordinated debt	384	384
Total interest expense	3,947	3,028

Net Interest Income	19,919	15,068
Provision for loan losses	953	16

Net Interest Income After Provision for Loan Losses	18,966	15,052

Noninterest Income:
Trust fees	1,012	914
Service charges on deposit accounts	721	594
Other fees and commissions	941	708
Mortgage banking income	549	406
Securities gains, net	814	323
Brokerage fees	211	147
Income from Small Business Investment Companies	55	168
Losses on premises and equipment, net	(82)	-
Other	274	191
Total noninterest income	4,495	3,451

Noninterest Expense:
Salaries	6,059	4,664
Employee benefits	1,301	1,230
Occupancy and equipment	1,366	1,084
FDIC assessment	95	125
Bank franchise tax	426	290
Core deposit intangible amortization	427	55
Data processing	763	532
Software	356	324
Other real estate owned, net	(9)	13
Merger related expenses	-	451
Other	2,550	2,161
Total noninterest expense	13,334	10,929

Income Before Income Taxes	10,127	7,574
Income Taxes	1,585	1,571
Net Income	$8,542	$6,003

Net Income Per Common Share:
Basic	$0.77	$0.69
Diluted	$0.77	$0.69
Weighted Average Common Shares Outstanding:
Basic	11,025,185	8,745,174
Diluted	11,031,310	8,745,723

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)
	1st Qtr	4th Qtr	1st Qtr
	2020	2019	2019
EARNINGS
Interest income	$23,866	$24,590	$18,096
Interest expense	3,947	4,142	3,028
Net interest income	19,919	20,448	15,068
Provision for loan losses	953	462	16
Noninterest income	4,495	3,866	3,451
Noninterest expense	13,334	15,037	10,929
Income taxes	1,585	1,374	1,571
Net income	8,542	7,441	6,003

PER COMMON SHARE
Net income per share - basic	$0.77	$0.67	$0.69
Net income per share - diluted	0.77	0.67	0.69
Cash dividends paid	0.27	0.27	0.25
Book value per share	29.50	28.93	26.21
Book value per share - tangible (a)	21.08	20.64	21.10
Closing market price	23.90	39.57	34.92

FINANCIAL RATIOS
Return on average assets	1.37%	1.20%	1.29
Return on average equity	10.56	9.31	10.69
Return on average tangible equity (a)	15.32	13.71	13.44
Average equity to average assets	12.99	12.88	12.06
Tangible equity to tangible assets (a)	9.61	9.57	10.13
Net interest margin, taxable equivalent	3.52	3.62	3.50
Efficiency ratio (a)	54.46	57.24	56.95
Effective tax rate	15.65	15.59	20.74

PERIOD-END BALANCES
Securities	$351,451	$387,825	$331,657
Loans held for sale	2,666	2,027	1,252
Loans, net	1,854,928	1,830,815	1,360,063
Goodwill and other intangibles	92,349	91,730	44,743
Assets	2,495,065	2,478,550	1,868,404
Assets - tangible (a)	2,402,716	2,386,820	1,823,661
Deposits	2,070,667	2,060,547	1,559,790
Customer repurchase agreements	42,114	40,475	35,945
Long-term borrowings	35,567	35,546	27,953
Shareholders' equity	323,293	320,258	229,473
Shareholders' equity - tangible (a)	230,944	228,528	184,730

AVERAGE BALANCES
Securities (b)	$369,730	$347,502	$343,834
Loans held for sale	3,156	4,991	1,830
Loans, net	1,829,125	1,810,744	1,352,521
Interest-earning assets	2,274,920	2,264,687	1,736,887
Goodwill and other intangibles	91,738	92,607	44,778
Assets	2,491,591	2,482,502	1,863,212
Assets - tangible (a)	2,399,853	2,389,895	1,818,434
Interest-bearing deposits	1,495,565	1,466,116	1,131,604
Deposits	2,069,927	2,066,435	1,551,413
Customer repurchase agreements	41,519	38,742	42,705
Other short-term borrowings	3	-	61
Long-term borrowings	35,554	35,537	27,937
Shareholders' equity	323,573	319,851	224,677
Shareholders' equity - tangible (a)	231,835	227,244	179,899

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)
	1st Qtr	4th Qtr	1st Qtr
	2020	2019	2019
CAPITAL
Weighted average shares outstanding - basic	11,025,185	11,094,346	8,745,174
Weighted average shares outstanding - diluted	11,031,310	11,103,905	8,745,723

ALLOWANCE FOR LOAN LOSSES
Beginning balance	$13,152	$12,758	$12,805
Provision for loan losses	953	462	16
Charge-offs	(105)	(144)	(69)
Recoveries	65	76	54
Ending balance	$14,065	$13,152	$12,806

LOANS
Construction and land development	$141,154	$137,920	$93,759
Commercial real estate	953,363	899,199	659,133
Residential real estate	301,284	324,315	212,665
Home equity	118,030	119,423	99,979
Commercial and industrial	331,507	339,077	289,301
Consumer	9,590	10,881	5,226
Total	$1,854,928	$1,830,815	$1,360,063

NONPERFORMING ASSETS AT PERIOD-END
Nonperforming loans:
90 days past due and accruing	$459	$361	$197
Nonaccrual	2,579	1,944	1,111
Other real estate owned	984	1,308	646
Nonperforming assets	$4,022	$3,613	$1,954

ASSET QUALITY RATIOS
Allowance for loan losses to total loans	0.76%	0.72%	0.94
Allowance for loan losses to nonperforming loans	462.97	570.59	979.05
Nonperforming assets to total assets	0.16	0.15	0.10
Nonperforming loans to total loans	0.16	0.13	0.10
Annualized net charge-offs to average loans	0.01	0.02	0.00

OTHER DATA
Fiduciary assets at period-end (c) (d)	$492,850	$560,776	$533,063
Retail brokerage assets at period-end (c) (d)	$235,359	$317,262	$303,045
Number full-time equivalent employees (e)	355	355	299
Number of full service offices	26	26	24
Number of loan production offices	1	1	-
Number of ATMs	38	38	33

Notes:

(a) - This financial measure is not calculated in accordance with GAAP.  For a reconciliation of non-GAAP financial measures, see "Reconciliation of Non-GAAP Financial Measures" at the end of this release.

(b) - Average does not include unrealized gains and losses.
(c) - Market value.
(d) - Assets are not owned by American National and are not reflected in the consolidated balance sheet.
(e) - Average for quarter.

Net Interest Income Analysis
For the Three Months Ended March 31, 2020 and 2019
(Dollars in thousands)
Unaudited

			Interest
	Average Balance		Income/Expense (a)		Yield/Rate

	2020	2019	2020	2019	2020	2019
Loans:
Commercial	$332,920	$265,578	$3,543	$2,891	4.28%	4.41%
Real estate	1,489,319	1,083,800	17,663	12,716	4.74	4.69
Consumer	10,042	4,973	157	75	6.29	6.12
Total loans (b)	1,832,281	1,354,351	21,363	15,682	4.67	4.64

Securities:
U.S. Treasury	9,049	-	36	-	1.59	-
Federal agencies & GSEs	103,311	139,465	576	850	2.23	2.44
Mortgage-backed & CMOs	197,774	111,701	1,144	693	2.31	2.48
State and municipal	40,825	78,597	288	538	2.82	2.74
Other	18,771	14,071	264	178	5.63	5.06
Total securities	369,730	343,834	2,308	2,259	2.50	2.63

Deposits in other banks	72,909	38,702	264	266	1.46	2.79

Total interest-earning assets	2,274,920	1,736,887	23,935	18,207	4.21	4.20

Non-earning assets	216,671	126,325

Total assets	$2,491,591	$1,863,212

Deposits:
Demand	$331,357	$238,430	123	14	0.15	0.02
Money market	515,339	395,704	1,188	1,153	0.93	1.18
Savings	178,896	134,060	53	10	0.12	0.03
Time	469,973	363,410	1,948	1,295	1.67	1.45
Total deposits	1,495,565	1,131,604	3,312	2,472	0.89	0.89

Customer repurchase agreements	41,519	42,705	129	171	1.25	1.62
Other short-term borrowings	3	61	-	1	1.01	6.56
Long-term borrowings	35,554	27,937	506	384	5.69	5.50
Total interest-bearing liabilities	1,572,641	1,202,307	3,947	3,028	1.01	1.02

Noninterest bearing demand deposits	574,362	419,809
Other liabilities	21,015	16,419
Shareholders' equity	323,573	224,677
Total liabilities and shareholders' equity	$2,491,591	$1,863,212

Interest rate spread					3.20%	3.18%
Net interest margin					3.52%	3.50%

Net interest income (taxable equivalent basis)			19,988	15,179
Less: Taxable equivalent adjustment (c)			69	111
Net interest income			$19,919	$15,068

Notes:

(a) - Interest income includes net accretion/amortization of acquired loan fair value adjustments and the net accretion/amortization of deferred loan fees and costs.
(b) - Nonaccrual loans are included in the average balances.
(c) - A tax rate of 21% was used in adjusting interest on tax-exempt assets to a fully taxable equivalent basis.

American National Bankshares Inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

(Dollars in thousands, except per share data)
	1st Qtr	4th Qtr	1st Qtr
	2020	2019	2019
EFFICIENCY RATIO
Noninterest expense	$13,334	$15,037	$10,929
Add/subtract: gain/loss on sale of OREO	27	(3)	2
Subtract: core deposit intangible amortization	(427)	(437)	(55)
Subtract: merger related expenses	-	(460)	(451)
	$12,934	$14,137	$10,425

Net interest income	$19,919	$20,448	$15,068
Tax equivalent adjustment	69	76	111
Noninterest income	4,495	3,866	3,451
Subtract: gain on securities	(814)	(32)	(323)
Add: loss on fixed assets	82	338	-
	$23,751	$24,696	$18,307

Efficiency ratio	54.46%	57.24%	56.95%

TAX EQUIVALENT NET INTEREST INCOME
Non-GAAP measures:
Interest income - loans	$21,363	$21,993	$15,682
Interest income - investments and other	2,572	2,673	2,525
Interest expense - deposits	(3,312)	(3,496)	(2,472)
Interest expense - customer repurchase agreements	(129)	(134)	(171)
Interest expense - other short-term borrowings	-	-	(1)
Interest expense - long-term borrowings	(506)	(512)	(384)
Total net interest income	$19,988	$20,524	$15,179
Less non-GAAP measures:
Tax benefit on nontaxable interest - loans	(42)	(46)	(44)
Tax benefit on nontaxable interest - securities	(27)	(30)	(67)
GAAP measures	$19,919	$20,448	$15,068

RETURN ON AVERAGE TANGIBLE EQUITY
Return on average equity (GAAP basis)	10.56%	9.31%	10.69%
Impact of excluding average goodwill and other intangibles	4.76	4.40	2.75
Return on average tangible equity (non-GAAP)	15.32%	13.71%	13.44%

TANGIBLE EQUITY TO TANGIBLE ASSETS
Equity to assets ratio (GAAP basis)	12.96%	12.92%	12.28%
Impact of excluding goodwill and other intangibles	3.35	3.35	2.15
Tangible equity to tangible assets ratio (non-GAAP)	9.61%	9.57%	10.13%

TANGIBLE BOOK VALUE
Book value per share (GAAP basis)	$29.50	$28.93	$26.21
Impact of excluding goodwill and other intangibles	8.42	8.29	5.11
Tangible book value per share (non-GAAP)	$21.08	$20.64	$21.10